EXHIBIT 3.6

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
HICKORY BUSINESS FURNITURE, LLC

    THIS AMENDED AND RESTATED OPERATING AGREEMENT of Hickory Business Furniture, LLC (the "Company"), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is executed effective as of December 1, 2008.  Allsteel Inc., an Illinois corporation, is the sole member of the Company (the "Member"). Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member.

ARTICLE I
FORMATION OF THE COMPANY

    1.1.           Formation. The Company was formed as a limited liability company on March 28, 2008, upon the filing with the Secretary of State of the Articles of Organization of the Company, which converted Hickory Business Furniture, Inc., a North Carolina corporation, to the Company (the "Conversion").

    1.2.           Name. The name of the Company is Hickory Business Furniture, LLC.  The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

    1.3.           Registered Office and Registered Agent. The Company's registered office within the State of North Carolina and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

    1.4.           Principal Place of Business. The principal place of business of the Company within the State of North Carolina shall be at such place or places as the Member may from time to time deem necessary or advisable.

    1.5.           Purposes and Powers.

    (a)           The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.

    (b)           The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

    1.6.           Term. The duration of the Company shall be unlimited, unless the Company is earlier dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

    1.7.           Nature of Member's Interest. The interest of the Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II
DEFINITIONS

    The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

    "Act" means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

    "Agreement" means this Operating Agreement, as amended from time to time.

    "Articles of Organization" means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

    "Manager" has the meaning set forth in Section 3.1.

    "Member" means Allsteel Inc.

    "Person" means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

    "Property" means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property), and (ii) any and all of the improvements constructed on any real property.

    "Secretary of State" means the Secretary of State of North Carolina.

    "Tax Matters Manager" means the person who is the "tax matters partner," as that term is defined in the Code and the Treasury Regulations.

    "Treasury Regulations" means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III
MANAGEMENT OF THE COMPANY

    3.1.           Management. The Member, by virtue of its status as the sole Member, shall also be the Manager of the Company for all purposes. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Member.  Notwithstanding the foregoing, the Management Board and/or Officers of the Company may make decisions related to the management of the Company except to the extent the Member may otherwise limit such authority.

    3.2           Management Board.  The Company will have a Management Board, which initially will consist of three members, which number may be changed by the vote of the sole Member.  The authority of members of the Management Board will be subject to the provisions of Section 3.1.  The sole Member may remove a member of the Management Board from that position.  The initial members of the Management Board will be Stan A. Askren, Robert J. Driessnack and Steven M. Bradford.  The "Officers" of the Company may consist of the members of the Management Board and the other Officers elected or appointed pursuant to this Article III.  All other Officers named in this Agreement or elected or appointed pursuant to Article III will be responsible to, and subject to the authority and direction of, the Management Board in connection with matters over which the Management Board has authority.  Except as otherwise provided herein, whenever this Agreement contemplates action by the Management Board, the Management Board may take or cause to be taken such action in connection with the Company's business by the vote of a majority of the members of the Management Board at a meeting or by written action signed by members of the Management Board whose vote would be sufficient to consent to and approve such matter at a meeting.  In such event notice shall be given promptly to all other members of the Management Board of the action so taken, but the failure to give such notice shall not affect the validity of the action.

    3.3    Officers.

    (a)    The Officers of the Company, as such, will have limited authority, and will be subject to the provisions and limitations of this Article III and the Act.  Officers must be natural persons and any number of Officer positions may be held by the same person. The Management Board shall fix the powers, duties, and compensation of all Officers if different from the powers and duties set forth in this Article III.

    (b)   The Management Board may elect a Chairperson of the Board who, if elected, will preside at all meetings of the Member and of the Management Board and will perform such other duties as may be prescribed by the Management Board from time to time.

    (c)    The Company will have a President, who will have general active management of the business of the Company, and in the absence of the Chairperson of the Board or if the office of Chairperson of the Board is vacant, will preside at meetings of the Member and Management Board, will see that all orders and resolutions of the Management Board are carried into effect, will have authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by this Agreement, or the Management Board to some other Officer or agent of the Company, may maintain records of and certify proceedings of the Management Board and the Member, and will perform such other duties as may from time to time be prescribed by the Management Board.  The Company also may have one or more Vice Presidents, who will have authority to exercise the power of the President in his absence.  Any Vice President shall perform such other duties as from time to time may be prescribed by the President or by the Management Board.

    (d)    The Company will have a Treasurer, who, unless provided otherwise by the Management Board, will keep accurate financial records for the Company, will deposit all moneys, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Management Board will designate from time to time, will endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Management Board, making proper vouchers therefor, will disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Management Board, will render to the President and the Management Board, whenever requested, an account of all such Officer's transactions as Chief Financial Officer and of the financial condition of the Company, and will perform such other duties as may be prescribed by the Management Board or the President from time to time.  In the absence of the Treasurer or in the event of his or her death, inability or refusal to act, the Assistant Treasurer(s) shall perform the duties of the Treasurer, and when so acting shall have all powers of and be subject to all the restrictions upon the Treasurer.  The Assistant Treasurer(s) shall perform such other duties as may be prescribed by the Treasurer, by the President or by the Management Board.

    (e)    The Company will have a Secretary, who will have primary responsibility to maintain records of actions of, and whenever necessary, certify all proceedings of the Member and the Management Board. The Secretary will keep the required records of the Company, when so directed by the person or persons authorized to call such meetings, will give or cause to be given notice of meetings of the Member and the Management Board, and will also perform such other duties and have such other powers as the Member, the Management Board or the President may prescribe from time to time.  In the absence of the Secretary or in the event of his or her death, inability or refusal to act, the Assistant Secretary shall perform the duties of the Secretary, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary.  The Assistant Secretary shall perform such other duties as may be prescribed by the Secretary, by the President or by the Management Board.

    (f)    An Officer, as such, will not be obligated to devote his or her full time to the conduct of the Company affairs, but may devote only as much time as he or she deems necessary for the proper conduct thereof, and provided further, that nothing in this Agreement will be deemed to restrict in any way the freedom of an Officer to conduct any other businesses or activities whatsoever without any accountability to the Company.

    3.4.           Officers.  The Officers will be:

Name	Office
Stan A. Askren	Chairman
Charles Bell	President
Robert J. Driessnack	Vice President
Steven M. Bradford	Vice President and Secretary
Marshall H. Bridges	Vice President and Treasurer
Steven L. Forbes	Assistant Treasurer
Lisa M. Hood	Assistant Treasurer
Florence E. Pedersen	Assistant Secretary

    3.5.    Election and Removal of Officers.  Subject to the other provisions of this Article III, the Management Board may elect or appoint other Officers or agents of the Company, with such titles, duties, and authority as they designate.  Subject to the other provisions of this Article III, and to any other limitations that the Management Board may impose, the President may delegate authority and appoint other Officers and agents of the Company, with such titles, duties, and authority as the President designates.  The President, at any time, may remove or terminate the authority of any Officer or agent that was appointed by the President.  The Management Board may at any time remove or terminate the authority of any Officer or agent, whether elected or appointed by the Management Board or the President.

    3.6.           Indemnification. The Company shall indemnify the Member (or its authorized delegatee(s)), Managers and  Officers of the Company to the fullest extent permitted or required by the Act.

ARTICLE IV
RIGHTS AND OBLIGATIONS OF SOLE MEMBER

    4.1.           Name and Address of Sole Member. The name, address, and Membership Interest of the sole Member is Allsteel Inc., 2210 Second Avenue, Muscatine, Iowa 52761, and it owns 100% of the Membership Interest of the Company.

    4.2.           Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Article V below, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to them under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of Membership Interest.

ARTICLE V
CAPITAL CONTRIBUTIONS AND LOANS

    The sole Member acquired all the membership units from Thomasville Furniture Industries, Inc. on March 29, 2008.  No additional capital contributions are presently contemplated.

ARTICLE VI
ALLOCATIONS, ELECTIONS, AND REPORTS

    All allocations of profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII
DISTRIBUTIONS

    Distributions of assets shall be made on such basis and at such time as determined by the Member.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION OF THE COMPANY

    8.1.           Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

    (a)           All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

    (b)           The Member signs a document stating its election to dissolve the Company;

    (c)           The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

    (d)           The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

    8.2.           Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company's affairs unless the Member or the liquidating trustee (either, the "Liquidator") determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

    (a)           To payment of the debts and satisfaction of the other obligations of the Company, including, without limitation, debts and obligations to the Member;

    (b)           To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

    (c)           To the Member.

    8.3.           Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall cause to be executed, acknowledged, and filed any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX
MISCELLANEOUS

    9.1.           Records. The records of the Company will be maintained at the Company's principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

    9.2.           Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

    9.3.           Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend, or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

    9.4.           Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

    9.5.           Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

    9.6.           Tax Matters Manager. For purposes of this Agreement, the Member shall be the Tax Matters Manager.

    9.7.           Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under this Agreement or otherwise.

    IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly adopted by the Company as of date first written above.

SOLE MEMBER: Allsteel Inc.

By:	/s/ Steven M. Bradford
Steven M. Bradford, Vice President and Secretary